Exhibit 99.1

For Immediate Release

Date: July 24, 2025

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Second Quarter Results

EVERETT, MA, July 24, 2025 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $1.4 million, or $0.17 per diluted share for the quarter ended June 30, 2025 as compared to $791,000, or $0.09 per diluted share, for the quarter ended June 30, 2024, an increase of $649,000, or 82.0% in net income. For the six months ended June 30, 2025, the Company reported net income of $2.7 million, or $0.33 per diluted share, as compared to net income of $1.4 million, or $0.17 per diluted share, for the six months ended June 30, 2024, an increase of $1.3 million, or 93.8% in net income.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "As we enter the third quarter of 2025, we are beginning to enjoy the benefits afforded by virtue of the more stable interest rate environment as compared to 2023 and 2024. Notwithstanding the uncertainty brought about by tariff discussions and negotiations and geopolitical events, which certainly affect the broader markets, we continue to pursue our strategic plan and focus on orderly and disciplined growth. We are seeing improved net interest margins from both balance sheet growth and a more stabilized rate environment. Most importantly, our credit quality remains very strong. Expense management continues to be a priority and we are pleased to see improvement in our efficiency ratio to 62.1% in the second quarter of 2025 from 78.5% in the second quarter of 2024. Lastly, after completing our initial stock repurchase plan, we recently initiated a second repurchase plan as we continue enhancing shareholder value."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $7.7 million for the quarter ended June 30, 2025, as compared to $6.0 million for the quarter ended June 30, 2024, representing an increase of $1.6 million, or 27.4%. This increase was primarily due to increases in the average balance and yields on interest-earning assets. The resulting net interest margin expanded by 26 basis points to 2.08% for the quarter ended June 30, 2025 as compared to 1.82% for the quarter ended June 30, 2024. The provision for credit losses was $1.1 million for the quarter ended June 30, 2025 as compared to $292,000 for the quarter ended June 30, 2024. The increase in the provision for credit losses was driven by greater loan growth in the quarter ended June 30, 2025 than in the quarter ended June 30, 2024. The combination of these items resulted in net interest and dividend income after provision for credit losses of $6.5 million for the quarter ended June 30, 2025, as compared to $5.7 million for the quarter ended June 30, 2024, or an increase of $819,000, or 14.3%.

Net interest and dividend income before provision for credit losses was $14.3 million for the six months ended June 30, 2025, as compared to $11.9 million for the six months ended June 30, 2024, representing an increase of $2.4 million, or 20.1%. This increase was primarily due to increases in the average balance and yields on interest-earning assets. The resulting net interest margin expanded by 16 basis points to 1.99% for the six months ended June 30, 2025 as compared to 1.83% for the six months ended June 30, 2024. The provision for credit losses was $1.1 million for the six months ended June 30, 2025, as compared to $438,000 for the six months ended June 30, 2024. The increase in the provision for credit losses was driven by greater loan growth in the six months ended June 30, 2025 than in the six months ended June 30, 2024.The combination of these items resulted in net interest and dividend income after provision for credit losses of $13.2 million for the six months ended June 30, 2025, as compared to $11.5 million for the six months ended June 30, 2024, or an increase of $1.7 million, or 15.0%.

NONINTEREST INCOME

Noninterest income was $355,000 for the quarter ended June 30, 2025, as compared to $289,000 for the quarter ended June 30, 2024, or an increase of $66,000, or 22.8% and was $626,000 for the six months ended June 30, 2025, as compared to $594,000 for the six months ended June 30, 2024, or an increase of $32,000, or 5.4%.

NONINTEREST EXPENSE

Noninterest expense was $5.0 million for the quarter ended June 30, 2025, as compared to $4.9 million for the quarter ended June 30, 2024, or an increase of $33,000, or 0.7%. During the second quarter of 2025, the Company recognized $236,000 in Employee Retention Tax Credits (ERTC) in the form of refunds of certain federal employment taxes that are authorized and established under the CARES Act. The amount was recorded as a reduction to salaries and employee benefits expenses.

Noninterest expense was $10.2 million for the six months ended June 30, 2025 and for the six months ended June 30, 2024. During the six months ended June 30, 2025, the Company recognized $236,000 in Employee Retention Tax Credits (ERTC) in the form of refunds of certain federal employment taxes that are authorized and established under the CARES Act. The amount was recorded as a reduction to salaries and employee benefits expenses.

INCOME TAXES

We recorded a provision for income tax expense of $475,000 for the quarter ended June 30, 2025, as compared to a provision for income tax expense of $272,000 for the quarter ended June 30, 2024, reflecting effective tax rates of 24.8% and 25.6%, respectively.

We recorded a provision for income tax expense of $899,000 for the six months ended June 30, 2025, as compared to a provision for income tax expense of $482,000 for the six months ended June 30, 2024, reflecting effective tax rates of 24.7% and 25.4%, respectively.

BALANCE SHEET

Total assets were $1.52 billion at June 30, 2025, as compared to $1.42 billion at December 31, 2024, or an increase of $96.9 million, or 6.8%.

Cash and cash equivalents decreased $59.0 million, or 37.4%, to $98.7 million at June 30, 2025 from $157.6 million at December 31, 2024. The decrease in cash and cash equivalents was driven by growth in both loans and investments that in aggregate, was greater than our growth in deposits and borrowings.

Investments in securities available for sale were $20.0 million at June 30, 2025, as compared to $6.6 million at December 31, 2024, or an increase of $13.5 million, or 205.3%. This increase was due to purchases of new securities.

Investments in securities held to maturity were $66.8 million at June 30, 2025, as compared to $73.2 million at December 31, 2024, or a $6.4 million, or 8.7%, decrease. This decrease was due to maturities of securities.

Total gross loans were $1.29 billion at June 30, 2025, as compared to $1.15 billion at December 31, 2024, or an increase of $146.5 million, or 12.8%.

•	Commercial real estate loans increased $81.0 million, or 35.4%, to $310.0 million at June 30, 2025 from $229.0 million at December 31, 2024.
•	Multi-family real estate loans increased $41.9 million, or 12.2%, to $385.8 million at June 30, 2025 from $344.0 million at December 31, 2024.
•	Residential real estate loans increased $25.6 million, or 6.1%, to $448.5 million at June 30, 2025, from $422.8 million at December 31, 2024.
•	Home equity lines of credit increased $2.4 million, or 5.4%, to $47.6 million at June 30, 2025, from $45.2 million at December 31, 2024.
•	Commercial loans decreased $1.5 million, or 10.9%, to $12.3 million at June 30, 2025 from $13.8 million at December 31, 2024.
•	Construction loans decreased $3.7 million, or 4.1%, to $87.2 million at June 30, 2025 from $90.9 million at December 31, 2024.

Total deposits were $1.07 billion at June 30, 2025, as compared to $998.5 million at December 31, 2024, or an increase of $68.9 million, or 6.9%.

•	Certificates of deposit increased $50.8 million, or 8.4%, to $656.3 million at June 30, 2025 from $605.5 million at December 31, 2024.
•	Money market deposit accounts increased $30.9 million, or 16.7%, to $215.5 million at June 30, 2025 from $184.6 million at December 31, 2024.
•	Demand deposit accounts increased $2.9 million, or 3.4%, to $87.9 million at June 30, 2025 from $85.0 million at December 31, 2024.
•	Interest bearing checking accounts decreased $3.7 million, or 18.0%, to $16.9 million at June 30, 2025 from $20.5 million at December 31, 2024.
•	Savings accounts decreased $12.0 million, or 11.7%, to $90.9 million at June 30, 2025 from $102.9 million at December 31, 2024.

FHLB advances increased $30.8 million, or 13.2%, to $264.8 million at June 30, 2025 from $234.0 million at December 31, 2024. The increase in FHLB advances was used to fund loan growth.

Total shareholders' equity increased $9,000, or 0.01%, to $168.3 million as of June 30, 2025 from $168.3 million as of December 31, 2024. This increase is primarily the result of earnings of $2.7 million. Partially offsetting the increase from earnings were decreases in additional paid-in capital ("APIC") and accumulated other comprehensive income ("AOCI") of $1.4 million and $1.5 million, respectively. The decrease in APIC was driven by $2.1 million in shares repurchased under our share repurchase plan, partially offset by an increase in APIC of $695,000 related to stock-based compensation and ESOP shares committed to be released. The decrease in AOCI was driven by a decrease in the fair value of cash flow hedges. Our book value per share increased by $0.31 to $18.81 at June 30, 2025 from $18.50 at December 31, 2024.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of June 30, 2025 was $9.9 million and 0.76%, respectively, as compared to $8.9 million and 0.78%, respectively, as of December 31, 2024. For the six months ended June 30, 2025, the Company recorded $83,000 in net charge offs, as compared to $3,000 for the six months ended June 30, 2024. Total non-performing assets were $1.3 million, or 0.08%, of total assets as of June 30, 2025 as compared to $2.0 million, or 0.14%, of total assets as of December 31, 2024.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield, and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(unaudited)

(in thousands except share data)

	June 30, 2025	December 31, 2024

ASSETS
Cash and due from banks	$6,329	$5,828
Short-term investments	92,333	151,789
Total cash and cash equivalents	98,662	157,617
Interest-bearing time deposits	—	100
Investments in available-for-sale securities (at fair value)	20,038	6,564
Investments in held-to-maturity securities, at amortized cost (fair values of $62,547 at June 30, 2025 and $67,505 at December 31, 2024)	66,845	73,215
Loans held-for-sale	1,504	—
Loans, net of allowance for credit losses of $9,886 at June 30, 2025 and $8,884 at December 31, 2024	1,281,741	1,136,449
Federal Home Loan Bank stock, at cost	11,302	10,000
Premises and equipment, net	3,430	3,512
Accrued interest receivable	4,775	4,015
Deferred tax asset, net	5,511	4,914
Bank-owned life insurance	15,178	14,945
Other assets	6,028	6,822
Total assets	$1,515,014	$1,418,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$87,862	$84,958
Interest-bearing	979,576	913,575
Total deposits	1,067,438	998,533
Federal Home Loan Bank advances	264,815	234,000
Other liabilities	14,484	17,352
Total liabilities	1,346,737	1,249,885

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 8,946,958 shares and 9,095,833 shares, respectively	89	91
Additional paid-in capital	84,755	86,189
Retained earnings	90,582	87,845
Accumulated other comprehensive (loss) income	(1,092)	382
Unearned compensation - ESOP	(6,057)	(6,239)
Total stockholders' equity	168,277	168,268
Total liabilities and stockholders' equity	$1,515,014	$1,418,153

Book value per common share	$18.81	$18.50

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	14.67%	16.58%
Tier 1 capital to risk weighted assets	13.70%	15.56%
Tier 1 capital to average assets	10.03%	10.47%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Interest and dividend income:
Interest and fees on loans	$16,862	$14,174	$32,005	$27,619
Interest and dividends on securities	994	779	1,847	1,543
Interest on short term investments	1,244	1,433	2,869	2,917
Interest on interest-bearing deposits	1	—	2	—
Total interest and dividend income	19,101	16,386	36,723	32,079
Interest expense:
Interest on deposits	9,122	8,159	17,981	15,684
Interest on Federal Home Loan Bank advances	2,319	2,214	4,434	4,482
Total interest expense	11,441	10,373	22,415	20,166
Net interest and dividend income	7,660	6,013	14,308	11,913
Provision for credit losses	1,120	292	1,110	438
Net interest and dividend income after provision for credit losses	6,540	5,721	13,198	11,475
Noninterest income:
Customer service fees	154	143	294	284
Income from bank-owned life insurance	118	117	233	234
Net gain on sales of loans	43	19	43	54
Other income	40	10	56	22
Total noninterest income	355	289	626	594
Noninterest expense:
Salaries and employee benefits	3,013	3,130	6,273	6,441
Director compensation	173	209	389	416
Occupancy and equipment	261	263	542	538
Data processing	315	285	625	596
Computer software and licensing	104	100	214	209
Advertising and promotions	189	106	321	237
Professional fees	264	231	574	591
Federal Deposit Insurance Corporation deposit insurance	216	194	401	372
Other expense	445	429	849	775
Total noninterest expense	4,980	4,947	10,188	10,175
Income before income tax expense	1,915	1,063	3,636	1,894
Income tax expense	475	272	899	482
Net income	$1,440	$791	$2,737	$1,412
Share data:
Weighted average shares outstanding, basic	8,155,667	8,265,579	8,183,072	8,282,677
Weighted average shares outstanding, diluted	8,369,819	8,342,516	8,357,375	8,358,818
Basic earnings per share	$0.18	$0.10	$0.33	$0.17
Diluted earnings per share	$0.17	$0.09	$0.33	$0.17